UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2007

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ENERGY PARTNERS, LTD.
(Exact name of registrant as specified in its charter)

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Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170
(Address of principal executive offices)

(504) 569-1875
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On May 31, 2007, a wholly owned subsidiary of Energy Partners, Ltd. (the “Company”) signed a purchase agreement for the sale of substantially all of the Company’s onshore South Louisiana assets to Castex Energy 2007, L.P. for $71.7 million in cash.  The effective time of the sale is April 1, 2007, and the purchase price is subject to customary adjustments.  The purchase agreement is  not subject to a financing condition.  The purchaser has paid a $2 million deposit that will constitute liquidated damages if it breaches its representations, warranties or covenants under the purchase agreement and the sale does not occur.  In connection with this disposition, the Company issued a press release entitled “Energy Partners, Ltd. Announces Sale of Onshore South Louisiana Assets.”  This press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Long-term Compensation

On May 30, 2007, the Compensation Committee approved and, with respect to Mr. Bachmann the Compensation Committee recommended and the Board approved on June 1, 2007, the following grants of cash-settled restricted share units and stock options to the following executive officers under the Company’s 2006 Long Term Stock Incentive Plan (the “Plan”):

Position	Cash-Settled Restricted Share Units	Stock Options

Richard A. Bachmann Chairman and Chief Executive Officer	100,588	78,248

Phillip A. Gobe President and Chief Operating Officer	42,618	33,153

John H. Peper Executive Vice President, General Counsel and Corporate Secretary	23,250	18,086

T. Rodney Dykes Senior Vice President – Production and Construction	18,309	14,243

Each restricted share unit represents the right to receive in cash the fair market value of one share of Common Stock upon vesting.  The restricted share units vest in one-third increments on the first three anniversaries of the date of grant.  If any grantee leaves the Company, unvested restricted share units are forfeited.  Unvested restricted share units will become fully vested upon a change of control (as defined) of the Company.  A copy of the 2006 Long Term Stock Incentive Plan Cash-Settled Restricted Share Unit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Stock options have an exercise price equal to the fair market value on the date of grant, and have a ten-year term, vesting in one-third increments on the first three anniversaries of the date of grant.  If any grantee voluntarily leaves the Company other than by reason of retirement, unvested options are forfeited and vested options must be exercised within 30 days.  Unvested options will become immediately exercisable upon a change of control (as defined) of the Company.

Non-Employee Director Compensation

Commencing with the Company’s 2007 Annual Meeting on June 1, 2007, non-employee directors receive an annual retainer of $40,000 and meeting fees of $2,000 for each Board meeting, and $1,500 for each committee meeting, attended (even if held on the same date).  The Chairman of the Audit Committee receives an additional $15,000 per year, each other Audit Committee member receives an additional $5,000 per year and the Chairman of each of the Compensation Committee and the Nominating & Governance Committee receives an additional $10,000 per year.  Meeting fees are paid in cash.  Retainer fees are paid in shares of Common Stock (valued at fair market value); provided that a director may elect to receive up to 50% of such retainer fees in cash.  Directors may defer all or a portion of their retainer and meeting fees.  Directors are also reimbursed for their reasonable expenses in connection with attending Board of Director meetings and other Company events.

In addition, under the Company’s Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors, non-employee directors received a grant of 6,000 restricted share units on the date of the 2007 Annual Meeting.  Restricted share units become 100% vested on the first anniversary of the date of grant provided the eligible director continues as a director of the Company throughout that one-year period.  Prior to the first anniversary of the date of grant, an eligible director shall be vested in the pro rata number of restricted share units based on the number of days during that year that the eligible director served.

Item 9.01                      Financial Statements and Exhibits

Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Form of 2006 Long Term Stock Incentive Plan Cash-Settled Restricted Share Unit Agreement.

99.1	Press release, dated June 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2007
ENERGY PARTNERS, LTD. By: /s/ John H. Peper John H. Peper Executive Vice President, General Counsel and Corporate Secretary